Exhibit 5

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. 3

GENERAL MOTORS CORPORATION

___% Series D Convertible Senior Debentures Due _______

CUSIP _________

GENERAL MOTORS CORPORATION, a Delaware corporation (hereinafter called the “Company”), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum as set forth in the “Schedule of Increases or Decreases” attached hereto, which shall not exceed __________________________ ($______________), at the Corporate Trust Office of the Paying Agent (as defined below), or an office or agency maintained by the Company for such purpose, on _________, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum at the rate of ___% per annum, at the Corporate Trust Office of the Paying Agent, or an office or agency maintained by the Company for such purpose, in like coin or currency, from the first day of June or December, as the case may be, to which interest on the Series D Debentures (as defined below) has been paid (unless no interest has been paid on the Series D Debentures since the original issuance of this Global Security, in which case from _______), semi-annually on June 1 and December 1 (each, an “Interest Payment Date”), until payment of said principal sum has been made or duly provided for. If the Company shall default in the payment of interest due on such June 1 or December 1, then this Global Security shall bear interest from the next preceding June 1 or December 1 to which interest has been paid or, if no interest has been paid on the Series D Debentures since the original issuance of this Global Security, from _______. The first Interest Payment Date shall be _______ in respect of the period from _______ to _______. The interest so payable on any June 1 or December 1 will, subject to certain exceptions provided in the Indenture referred to below, be paid to the person in whose name this Global Security is registered at the Close of Business (as defined below) on the May 15 or November 15 preceding such June 1 or December 1 (each, a “Record Date”). At the option of the Company, interest may be paid by check to the registered Holder hereof entitled thereto at its last address as it appears on the registry books, and principal may be paid by check to the registered Holder hereof or other person entitled thereto against surrender of this Global Security. If any June 1 or December 1 falls on a day that is not a Business Day (as defined below), payment of interest shall be made on the next succeeding Business Day with the same force and effect as if made on the respective June 1 or December 1, but no additional interest shall accrue as a result of such delay in payment. The Series D Debentures will bear interest, calculated on the basis of a 360-day year consisting of twelve 30-day months.

This Global Security is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the “Series D Debentures”) of the series herein specified, all issued or to be issued under and pursuant to an indenture by and between the Company and Wilmington Trust Company, as successor trustee (herein called the “Trustee”), dated as of December 7, 1995 (including all supplemental indentures thereto, herein called the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Series D Debentures. The Series D Debentures shall be limited in aggregate principal amount to $                .

The “Corporate Trust Office of the Paying Agent” means the principal office of the Paying Agent at which at any time its corporate trust business shall be administered, which office as of the date hereof is located at 111 Wall Street, New York, New York 10005, U.S.A., Attention: Citibank Agency & Trust, or such other address as the Paying Agent may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Paying Agent (or such other address as such successor Paying Agent may designate from time to time by notice to the Holders and the Company).

Subject to certain exceptions (i) requiring the consent of the Holder of each Security affected or (ii) authorizing the execution of certain supplemental indentures without the consent of the Holders of any of the Securities, the Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding of all series to be affected (voting as one class), evidenced as in the Indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series. Any such consent or waiver by the Holder of this Global Security shall be conclusive and binding upon such Holder and upon all future Holders of this Global Security and of any Global Security issued upon the registration of transfer hereof or in lieu hereof, whether or not notation for such consent or waiver is made upon this Global Security.

No reference herein to the Indenture and no provision of this Global Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Global Security at the place, at the respective times, at the rate, and in the coin or currency, herein prescribed.

Section 1. Conversion Privilege.

Subject to and upon compliance with any applicable provisions set forth below and in the Indenture, (i) upon the occurrence of one or more of the events set forth below in Section 1(a) (and, in each case, during the corresponding period) at any time after the original issuance of the Series D Debentures hereunder but prior to 5:00 p.m., New York City time (the “Close of Business”) on the Business Day immediately preceding _______ or (ii) irrespective of the occurrence of one of the events set forth below in Section 1(a), at any time on or after _______ to, and including, the Close of Business on the second Business Day immediately preceding _______, Holders of the Series D Debentures shall have the right, at their option, to convert the principal amount of this Series D Debenture, or any portion of such principal amount that is an integral multiple of $25.00, at the conversion rate (the “Conversion Rate”) in effect at such time, by surrender of the Series D Debenture so to be converted, together with any required funds, in the manner provided in Section 2 below. The Conversion Rate is _______ shares of the Company’s $1 2/3 par value common stock (the “Common Stock”) per $25.00 principal amount of Series D Debentures, subject to adjustment from time to time as set forth in Section 3 below.

(a) The Series D Debentures shall be convertible into cash or cash and shares of Common Stock, as described in Section 2 below, prior to _______, only upon the occurrence of one or more of the following events (and, in each case, during the corresponding period):

(i) during any calendar quarter commencing after August 31, 2007, and only during such calendar quarter, if the Closing Price (as defined below) of the Common Stock for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter exceeds the Conversion Price Trigger as defined in Section 1(b) (it being understood for purposes of this clause (i) that the Conversion Price in effect on the close of each of the 30 consecutive Trading Days shall be used); or

(ii) during the five Business Day period after any nine consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $25.00 principal amount of the Series D Debentures for each Trading Day of that Measurement Period was less than 95% of the product of the Closing Price of the Common Stock on such Trading Day and the then applicable Conversion Rate, subject to compliance with the procedures and conditions described in Section 1(c) concerning the Conversion Agent’s obligation to make a Trading Price determination (the “Trading Price Condition”); or

(iii) if the Company elects to distribute to all holders of Common Stock rights, options or warrants entitling all holders of Common Stock to subscribe for or purchase Common Stock for a period expiring within 45 days after the record date for such distribution, at less than the average of the Closing Prices of the Common Stock for the ten consecutive Trading Days ending on the date immediately preceding the first public announcement of such distribution, during the period beginning on, and including, the date the Company provides notice to the Holders of such distribution as set forth in Section 1(d) and ending on, and including, the earlier of (x) the Close of Business on the Business Day prior to the Ex-Date for such distribution and (y) the Company’s announcement that such distribution will not take place; or

(iv) if the Company elects to distribute to all holders of Common Stock cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in Section 3(a) and Section 3(c)), which distribution has a per share value exceeding 15% of the Closing Price of the Common Stock on the date immediately preceding the first public announcement of such distribution, during the period beginning on, and including, the date the Company provides notice to Holders of such distribution as set forth in Section 1(d) and ending on, and including, the earlier of (x) the Close of Business on the Business Day prior to the Ex-Date for such distribution and (y) the Company’s announcement that such distribution will not take place; or

(v) if a Make-Whole Fundamental Change (as defined below) occurs, during the period from, and including, the date that is 50 Business Days prior to the anticipated effective date of the transaction to, and including, the date that is 45 calendar days after the actual effective date of such transaction (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change (as defined below), until the Fundamental Change Repurchase Date (as defined below) related to such Fundamental Change); or

(vi) if the Company is party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of the Company’s assets, pursuant to which the Common Stock would be converted into cash, securities or other assets, during the period from, and including the date that is 50 Business Days prior to the anticipated effective date of the transaction to, and including, the date that is 45 calendar days after the actual effective date of such transaction (or, if such transaction also constitutes a Fundamental Change, until the Fundamental Change Repurchase Date related to such Fundamental Change).

Upon determining that Holders of Series D Debentures are entitled to convert their Series D Debentures in accordance with the provisions of this Section 1, the Company shall notify such Holders in the manner set forth in Section 1.02 of the Indenture and through the facilities of DTC.

(b) The “Conversion Price Trigger” on any date shall equal 120% of the Conversion Price on such date. The Conversion Price Trigger will initially equal $_______ and shall be automatically adjusted whenever the Conversion Price is adjusted as a result of an adjustment in the Conversion Rate pursuant to Section 3. The Company will determine at the beginning of each calendar quarter commencing after August 31, 2007 whether the Series D Debentures are convertible as a result of the price of Common Stock exceeding the Conversion Price Trigger in accordance with Section 1(a)(i) and will notify the Conversion Agent and the Trustee if the Series D Debentures are so convertible. The Company hereby initially designates the Paying Agent as the Conversion Agent.

(c) The Conversion Agent shall have no obligation to determine the Trading Price of the Series D Debentures unless the Company has requested such determination, and the Company shall have no obligation to make such request unless a Holder provides the Company with reasonable evidence that the Trading Price per $25.00 principal amount of Series D Debentures would be less than 95% of the product of the Closing Price of Common Stock and the then applicable Conversion Rate. At such time, the Company shall instruct the Conversion Agent to determine the Trading Price of the Series D Debentures beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $25.00 principal amount of Series D Debentures is greater than or equal to 95% of the product of the Closing Price of Common Stock and the then applicable Conversion Rate. If the Trading Price Condition has been met, the Company shall notify the Holders in the manner set forth in Section 1.02 of the Indenture and through the facilities of DTC. If, at any point after the Trading Price Condition has been met, the Trading Price per $25.00 principal amount of Series D Debentures is greater than 95% of the product of the Closing Price of Common Stock and the then applicable Conversion Rate, the Company shall notify Holders in the manner set forth in Section 1.02 of the Indenture and through the facilities of DTC.

(d) Upon the first public announcement of any distribution described in Section 1(a)(iii) or Section 1(a)(iv), the Company shall notify the Holders at least 50 Business Days prior to the Ex-Date (as defined below) for such distribution by providing notice to Holders in the manner set forth in Section 1.02 of the Indenture and through the facilities of DTC. If the Company fails to notify Holders of such a distribution at least 50 Business Days prior to the Ex-Date for such distribution, the respective period during which Holders may surrender their Series D Debentures for conversion will be extended by the number of days that such notification is delayed or not otherwise provided to Holders beyond the specified notice deadline.

(e) Upon the first public announcement of the occurrence of a Make-Whole Fundamental Change described in Section 1(a)(v) or a transaction described in Section 1(a)(vi), the Company shall notify Holders and the Trustee as promptly as practicable following (A) the date the Company publicly announces such transaction but in no event less than 50 Trading Days prior to the anticipated effective date of such transaction and (B) the actual effective date of the Make-Whole Fundamental Change, but in no event more than 15 days after such effective date, in each case in the manner set forth in Section 1.02 of the Indenture and through the facilities of DTC. If the Company fails to notify Holders with respect to any of the transactions described in the preceding sentence of this Section 1(e) of (i) the anticipated effective date of such transaction at least 50 Business Days prior to such anticipated effective date pursuant to the immediately preceding sentence or (ii) the actual effective date of any Make-Whole Fundamental Change within 15 days of such actual effective date, the period during which Holders may surrender their Series D Debentures for conversion will be extended by the number of days that such notification is delayed or not otherwise provided to Holders beyond the specified notice deadline.

(f) Holders shall not have the right to convert their Series D Debentures pursuant to Section 1(a)(iii) or Section 1(a)(iv) if in connection with the distribution described in Section 1(a)(iii) or Section 1(a)(iv) that would otherwise give rise to a right to convert their Series D Debentures, such Holders are entitled to participate (as a result of holding their Series D Debentures, and at the same time as Holders of Common Stock participate) in the distribution described in such Sections as if such Holders held a number of shares of Common Stock equal to the applicable Conversion Rate on the Ex-Date for such distribution, multiplied by the principal amount (expressed as a multiple of $25.00) of Series D Debentures held by such Holder, without having to convert their Series D Debentures.

“Business Day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

“Closing Price” of the Common Stock or any other security on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock or such other security is traded. If the Common Stock or such other security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the Closing Price will be the last quoted bid price for the Common Stock or such other security in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Common Stock or such other security is not so quoted, the Closing Price will be the average of the mid-point of the last bid and ask prices for the Common Stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The Closing Price will be determined without reference to extended or after hours trading.

“Conversion Price” per share of Common Stock means, on any date, $25.00, divided by the Conversion Rate as of that date.

“Ex-Date” means, with regard to any dividend or distribution on the Common Stock, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such dividend or distribution.

“Trading Price” of the Series D Debentures on any date of determination means the average of the secondary market bid quotations obtained by the Conversion Agent for $10.0 million principal amount of Series D Debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers selected by the Company; provided that if three such bids cannot reasonably be obtained by the Conversion Agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Conversion Agent, that one bid shall be used.

(g) A Series D Debenture in respect of which a Holder is exercising its option to require the Company to repurchase such Series D Debenture upon a Fundamental Change pursuant to Section 6 hereof may be converted only if such Holder withdraws its “Option to Elect Repayment Upon a Fundamental Change” in accordance with Section 6 hereof.

Section 2. Conversion Procedures; Conversion Settlement.

(a) To convert its Series D Debentures, a Holder must: (i) complete and manually sign a Conversion Notice (or a facsimile thereof), a form of which is on the back of the Series D Debenture and deliver such Conversion Notice to the Conversion Agent; (ii) surrender the Series D Debenture to the Conversion Agent; (iii) if required, furnish appropriate endorsement and transfer documents; (iv) if required, pay all transfer or similar taxes; and (v) if required, pay funds equal to the amount of interest payable on the next Interest Payment Date. If a Holder holds a beneficial interest in a Global Security, to convert such beneficial interest, such Holder must comply with requirements (iv) and (v) as set forth in the immediately preceding sentence and comply with the applicable procedures of DTC for converting a beneficial interest in a Global Security. The date on which the requirement set forth in the first sentence of this paragraph (in the case of a certificated Security) or the second sentence of this paragraph (in the case of a Global Security or a beneficial interest therein) is fulfilled is referred to as the “Conversion Date.” A Holder receiving shares of Common Stock upon conversion shall not be entitled to any rights as a Holder of Common Stock, including, among other things, the right to vote and receive dividends and notice of stockholder meetings, until the Close of Business on the last Trading Day in the relevant Observation Period.

(b) Upon conversion of any Series D Debentures, the Company shall satisfy its obligation upon conversion (the “Conversion Obligation”) by payment or delivery, as applicable, of cash and shares of Common Stock (if any) equal to the sum of the Daily Settlement Amounts (as defined below) for each of the 40 Trading Days during the relevant Observation Period (as defined below). Settlement of the Conversion Obligation shall occur on the third Trading Day immediately following the last day of the relevant Observation Period.

The “Daily Conversion Value” means, for each of the 40 consecutive Trading Days during the Observation Period, 1/40th of the product of (i) the applicable Conversion Rate and (2) the Daily VWAP (as defined below) of the Common Stock (or the consideration into which the Common Stock has been converted in connection with certain corporate transactions) on such Trading Day.

The “Daily Settlement Amount” for each of the 40 Trading Days during the Observation Period means: (i) an amount of cash equal to the lesser of (A) $0.625 and (B) the Daily Conversion Value for such Trading Day (the “Principal Return” for such Trading Day); and (ii) if such Daily Conversion Value exceeds $0.625, a number of shares of the Common Stock (the “Daily Share Amount”), subject to the Company’s right to pay cash in lieu of all or a portion of such shares, as described in Section 2(c) below, equal to (A) the difference between such Daily Conversion Value and $0.625, divided by (B) the Daily VWAP (as defined below) of Common Stock for such Trading Day.

The “Daily VWAP” of the Common Stock means, for each of the 40 consecutive Trading Days during the Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GM.N <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to the scheduled close of trading on such exchange or market on such Trading Day (without regard to after-hours trading), or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.

The “Observation Period” with respect to any Series D Debenture means the 40 consecutive Trading Day period beginning on (and including) the third Trading Day immediately following the Conversion Date for such Series D Debenture; provided, however, that if the Conversion Date for such Series D Debentures occurs on or after _______, the “Observation Period” with respect to such Series D Debentures means the 40 Trading Day period beginning on (and including) the 42nd Scheduled Trading Day (as defined below) immediately preceding _______.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day.

“Trading Day” means a day during which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading and (ii) there is no VWAP Market Disruption Event (as defined below). If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“VWAP Market Disruption Event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

(c) By the Close of Business on the Business Day immediately preceding the first Scheduled Trading Day of the relevant Observation Period (or, with respect to any Conversion Date for Series D Debentures that occurs on or after March 1, 2009, on or prior to the Close of Business on March 1, 2009), the Company may specify a percentage of each Daily Share Amount for the relevant Observation Period (or for certain specified Holders with a given Observation Period) that will be settled in cash (the “Cash Percentage”) and will notify the Paying Agent and Holders of such Cash Percentage in the manner set forth in Section 1.02 of the Indenture and through the facilities of DTC (the “Cash Percentage Notice”). The Company

need not treat all converting Holders with the same Observation Period in the same manner. So long as the Company provides notice of the relevant Cash Percentage as described in the first sentence of this Section 2(c), the Company may choose with respect to all or any portion of converting Holders with the same Observation Period to specify a Cash Percentage, or the Company may specify different Cash Percentages for each such Holder. If the Company elects to specify a Cash Percentage, (i) the amount of cash that the Company will deliver in lieu of all or an applicable portion of the Daily Share Amount in respect of each Trading Day in the relevant Observation Period will equal the product of: (A) the Cash Percentage, (B) the Daily Share Amount for such Trading Day (assuming for this purpose the Company has not specified a Cash Percentage) and (C) the Daily VWAP for such Trading Day and (ii) the number of shares of Common Stock deliverable in respect of each Trading Day in the Observation Period (in lieu of the full Daily Share Amount for such Trading Day) will be a percentage of the Daily Share Amount (assuming the Company has not specified a Cash Percentage) equal to 100%, minus the Cash Percentage.

(d) If the Company does not specify a Cash Percentage by the Close of Business on the Trading Day prior to the first Scheduled Trading Day of the relevant Observation Period, or, with respect to any Conversion Date for Series D Debentures that occurs on or after _______, on or prior to the Close of Business on _______, as the case may be, the Company shall settle 100% of the Daily Share Amount for each Trading Day in such Observation Period with shares of Common Stock; provided, however, that the Company shall pay cash in lieu of any fractional shares, as described below. The Company may, at its option, revoke any Cash Percentage Notice through written notice to the Holders and Paying Agent by the Close of Business on the Business Day prior to the first Scheduled Trading Day of the Observation Period (or, with respect to any Conversion Date for Series D Debentures that occurs on or after _______, on or prior to the Close of Business on _______).

(e) Payment of cash and, if applicable, Common Stock pursuant to this Section 2 shall be made by the Company to the Holder of a Series D Debenture surrendered for conversion, or such Holder’s nominee or nominees, and the Company shall deliver to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the DTC for the number of full shares of Common Stock, if any, to which such Holder shall be entitled to in satisfaction of the Conversion Obligation.

(f) The Company shall not issue any fraction of a share of Common Stock in connection with any conversion of Series D Debentures, but instead shall make a cash payment (calculated to the nearest cent) equal to such fraction, multiplied by the Closing Price of the Common Stock on the last Trading Day of the relevant Observation Period. In respect of any conversion of Series D Debentures, the fractional amount of a share of Common Stock to be delivered, if any, will be based on the sum of the Daily Share Amounts for all Trading Days in the Observation Period (rather than on a per Trading Day basis). Holders will not receive any payment (whether in cash or Common Stock) upon conversion of a Series D Debenture representing accrued interest. Instead, accrued but unpaid interest with respect to any converted Series D Debenture will be deemed to be paid in full rather than cancelled, extinguished and forfeited.

(g) Before any Holder of a Series D Debenture shall be entitled to convert the same into cash or cash and Common Stock, as applicable, such Holder shall, in the case of Series D Debentures issued in the form of Global Securities, comply with the procedures of DTC in effect at that time, and in the case of certificated Series D Debentures, surrender such Series D Debentures, duly endorsed to the Company or in blank, at the office of the Conversion Agent, and shall give written notice to the Company at said office or place that such Holder elects to convert the same and shall state in writing therein the principal amount of Series D Debentures to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for Common Stock to be issued, and, if required, pay funds equal to interest payable on the next Interest Payment Date as described in Section 2(h) below.

(h) If a Series D Debenture is tendered for conversion during the period after a Record Date but prior to the next succeeding Interest Payment Date, then the Holder of such Series D Debenture at the Close of Business on such Record Date shall be entitled to the full amount of interest due on such Interest Payment Date and the converted Series D Debenture must be accompanied by funds equal to the interest payable on that Interest Payment Date on the principal amount so converted; provided that no such payment need be made (i) if the Company has specified a Fundamental Change Repurchase Date that is after a Record Date but on or prior to the next succeeding Interest Payment Date, (ii) in respect of any conversions that occur after the Record Date immediately preceding _______ or (iii) to the extent of any overdue interest that exists at the time of conversion with respect to such Series D Debenture.

(i) The issue of any stock certificates upon conversion of Series D Debentures shall be made without charge to the converting Holder for any documentary, stamp or similar issue or transfer taxes in respect of the issue thereof, and the Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series D Debentures pursuant hereto. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or the portion, if any, of the Series D Debentures which are not so converted in a name other than that in which the Series D Debentures so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such tax or has established to the satisfaction of the Company that such tax has been paid.

(j) If more than one Series D Debenture shall be surrendered for conversion at one time by the same Holder, the amount of cash or number of full shares of Common Stock, if any, that shall be deliverable upon conversion shall be computed on the basis of the aggregate principal amount of the Series D Debentures (or specified portions thereof to the extent permitted thereby) so surrendered for conversion. Subject to the next succeeding sentence, the Company will, on the third Trading Day immediately succeeding the last Trading Day of the relevant Observation Period, issue and deliver at said office or place to such Holder of a Series D Debenture, or to such Holder’s nominee or nominees, cash and certificates, as applicable, for the number of full shares of Common Stock to which such Holder shall be entitled as aforesaid, if any, together with cash in lieu of any fraction of a share to which such Holder would otherwise be entitled. The Company shall not be required to deliver certificates for shares of Common Stock while the stock transfer books for such stock or the security register are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books or security register.

(k) In case any Series D Debenture shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Series D Debenture so surrendered, without charge to such Holder unless the new Series D Debenture or Series D Debentures are to be registered in a name other than that in which the Series D Debentures were originally registered, a new Series D Debenture or Series D Debentures in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Series D Debentures.

Section 3. Conversion Rate Adjustments.

The Conversion Rate shall be subject to adjustment from time to time by the Company as follows:

(a) If the Company shall, at any time and from time to time while any of the Series D Debentures are outstanding, issue dividends or make distributions on the Common Stock payable in shares of the Common Stock, then the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to 9:00 a.m., New York City time (the “Open of Business”) on the Ex-Date for such dividend or distribution by a fraction:

(i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the Close of Business on the Business Day immediately preceding the Ex-Date for such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or distribution; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the Close of Business on the Business Day immediately preceding such Ex-Date.

Such increase shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. For the purpose of this paragraph (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. If any dividend or distribution of the type described in this Section 3(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared. In no event shall the Conversion Rate be decreased pursuant to this Section 3(a).

(b) If the Company shall, at any time or from time to time while any of the Series D Debentures are outstanding, distribute to all holders of Common Stock rights, options or warrants to purchase shares of Common Stock for a period expiring within 45 days of the record date for such distribution at less than the average of the Closing Prices of Common Stock for the ten consecutive Trading Days immediately preceding the first public announcement of such distribution, then the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Date for such distribution by a fraction:

(i) the numerator of which shall be the number of shares of Common Stock outstanding at the Close of Business on the Business Day immediately preceding the Ex-Date for such distribution, plus the total number of additional shares of Common Stock so offered for purchase; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding on the Close of Business on the Business Day immediately preceding the Ex-Date for such distribution, plus the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Current Market Price (as defined below) of Common Stock on the first public announcement date for such distribution (determined by multiplying such total number of shares of Common Stock so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price).

Such adjustment shall be successively made whenever any such rights, options or warrants are issued, and shall become effective immediately after the Open of Business on the Ex-Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if the Ex-Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors (whose determination shall be conclusive, and described in a resolution of the Board of Directors). In no event shall the Conversion Rate be decreased pursuant to this Section 3(b).

If the Company elects to make a distribution described in this Section 3(b) that has a per share of Common Stock value equal to more than 15% of the Closing Price of the Common Stock on the day preceding the first public announcement of such distribution, the Company shall give notice to Holders at least 50 Business Days prior to the Ex-Date for such distribution.

(c) If the Company shall, at any time or from time to time while any of the Series D Debentures are outstanding, subdivide or reclassify outstanding shares of Common Stock into a greater number of shares of Common Stock, then the Conversion Rate in effect at the Open of Business on the day upon which such subdivision or reclassification becomes effective shall be proportionately increased, and conversely, if the Company shall, at any time or from time to time while any of the Series D Debentures are outstanding, combine or reclassify outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Rate in effect at the Open of Business on the day upon which such combination or reclassification becomes effective shall be proportionately decreased. In each such case, the Conversion Rate shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such subdivision, reclassification or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision, reclassification or combination. Such increase or reduction (solely in the case of any combination or reclassification of outstanding shares of Common Stock into a smaller number of shares of Common Stock), as the case may be, shall become effective immediately after the Open of Business on the day upon which such subdivision, reclassification or combination becomes effective.

(d) If the Company shall, at any time or from time to time while any of the Series D Debentures are outstanding, distribute to all holders of Common Stock any of its Capital Stock (as defined below), assets (including shares of any subsidiary of the Company or business unit of the Company), or debt securities or rights to purchase securities of the Company (excluding (i) any dividends or distributions described in Section 3(a), (ii) any rights, options or warrants described in Section 3(b) and (iii) any dividends or distributions described in Section 3(e) or Section 3(f) (such Capital Stock, assets, debt securities or rights to purchase securities of the Company hereinafter in this Section 3(d) called the “Distributed Assets”)), then the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Date for such distribution by a fraction:

(i) the numerator of which will be the Current Market Price of Common Stock on the Business Day immediately preceding the Ex-Date for such distribution, and

(ii) the denominator of which will be the Current Market Price of Common Stock on the Business Day immediately preceding the Ex-Date for such distribution, minus the Fair Market Value (as defined below), as determined by the Board of Directors, of the portion of Distributed Assets so distributed applicable to one share of Common Stock.

Such increase shall become effective immediately after the Open of Business on the Ex-Date for such distribution; provided that if “the Fair Market Value, as determined by the Board of Directors, of the portion of Distributed Assets so distributed applicable to one share of Common Stock” as set forth above is equal to or greater than “the Current Market Price of Common Stock on the Business Day immediately preceding the Ex-Date for such distribution” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which the Distributed Assets are distributed to holders of Common Stock, for each $25.00 principal amount of Series D Debentures, the amount of Distributed Assets such Holder would have received on the record date for such distribution had such Holder owned a number of shares of Common Stock equal to the Conversion Rate as of the Ex-Date for such distribution. In the event that such distribution is not so made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such distribution had not been declared. In no event shall the Conversion Rate be decreased pursuant to this Section 3(d).

If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 3(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price for purposes of clause (i) above, unless the Board of Directors determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the Holders.

Notwithstanding anything to the contrary in this Section 3(d), if the Company distributes Capital Stock of, or similar equity interests in, a subsidiary of the Company or other business unit of the Company (a “Spin-Off”), then, in lieu of the adjustment set forth above, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately after the Close of Business on the fifteenth Trading Day immediately following the Ex-Date for such Spin-Off by a fraction:

(i) the numerator of which will be the sum of (A) the average of the Closing Prices of Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the ten consecutive Trading Day period immediately following, and including, the fifth Trading Day after the Ex-Date for the Spin-Off and (B) the average of the Closing Prices of Common Stock over the ten consecutive Trading Day period immediately following, and including, the fifth Trading Day after the Ex-Date for the Spin-Off; and

(ii) the denominator of which is the average of the Closing Prices of Common Stock over the ten consecutive Trading Day period immediately following, and including, the fifth Trading Day after the Ex-Date for the Spin-Off.

In no event shall the Conversion Rate be decreased pursuant to this Section 3(d).

If the Company elects to make a distribution described in this Section 3(d) that has a per share of Common Stock value equal to more than 15% of the Closing Price of the Common Stock on the day preceding the first public announcement of such distribution, the Company shall give notice to Holders at least 50 Business Days prior to the Ex-Date for such distribution.

Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes hereof (and no adjustment to the Conversion Rate will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made pursuant to the first adjustment formula in this paragraph (d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date hereof, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

For purposes of paragraphs (a), (b) and (d), any dividend or distribution to which paragraph (d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be: (1) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (and any Conversion Rate adjustment required by paragraph (d) with respect to such dividend or distribution shall then be made), immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Rate adjustment required by paragraphs (a) and (b) with respect to such dividend or distribution shall then be made), except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the Close of Business on the Business Day immediately preceding the Ex-Date for such dividend or distribution” within the meaning of paragraph (a).

“Capital Stock” for any corporation means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that corporation.

(e) If the Company shall, at any time or from time to time while the Series D Debentures are outstanding, distribute any regular, quarterly cash dividend or distribution to all holders of Common Stock during any quarterly fiscal period that does not equal $_______ per share of Common Stock (the “Initial Dividend Threshold”), the Conversion Rate shall be adjusted as follows:

(i) if the per share amount of such regular, quarterly cash dividend or distribution is greater than the Initial Dividend Threshold, the Conversion Rate immediately prior to the Open of Business on the Ex-Date for such dividend or distribution will be increased by multiplying such Conversion Rate by a fraction, the numerator of which will be the Closing Price of Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution, and the denominator of which will be the Closing Price of Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution, minus the amount in cash per share of Common Stock the Company distributes to all holders of Common Stock in excess of the Initial Dividend Threshold; and

(ii) if the per share amount of such regular, quarterly cash dividend or distribution is less than the Initial Dividend Threshold (which, for the avoidance of doubt, would include the failure to pay any regular, quarterly cash dividend or distribution during the relevant quarterly fiscal period, in which case the Company will be deemed to have declared and paid a cash dividend of $0.00, the Ex-Date of which will be deemed to be the second to last Trading Day of the applicable fiscal period), the Conversion Rate immediately prior to the Open of Business on the Ex-Date for such dividend or distribution will be decreased by multiplying such Conversion Rate by a fraction, the numerator of which will be the Closing Price of Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution, and the denominator of which will be the Closing Price of Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution, plus the amount of the Initial Dividend Threshold in excess of cash per share of Common Stock the Company distributes to all holders of Common Stock.

In the case of an adjustment pursuant to this Section 3(e), such adjustment shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution; provided that in the case of an adjustment pursuant to Section 3(e)(i), if the portion of the cash so distributed applicable to one share of the Common Stock is equal to or greater than the Closing Price of Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which such cash dividend or distribution is distributed to holders of Common Stock, for each $25.00 principal amount of Series D Debentures upon conversion, the amount of cash such Holder would have received had such Holder owned a number of shares equal to the Conversion Rate on the Ex-Date for such distribution. If any such dividend or distribution described in clause (e)(i) or clause (e)(ii) above is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

If the Company elects to make a dividend or distribution described in this paragraph that has a per share of Common Stock value equal to more than 15% of the Closing Price of the Common Stock on the date preceding the first public announcement of such dividend or distribution, the Company shall give notice to Holders at least 50 Business Days prior to the Ex-Date for such dividend or distribution.

(f) If the Company shall, at any time or from time to time while the Series D Debentures are outstanding, pay any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all holders of the Common Stock, the Conversion Rate immediately prior to the Open of Business on the Ex-Date for such dividend or distribution shall be increased by multiplying such Conversion Rate by a fraction, the numerator of which will be the Closing Price of Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution, and the denominator of which will be the Closing Price of Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution, minus the amount of cash per share of Common Stock that the Company dividends or distributes to all holders of Common Stock.

Such adjustment shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution; provided that if the portion of the cash so distributed applicable to one share of the Common Stock is equal to or greater than Closing Price of Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which such cash dividend or distribution is distributed to holders of Common Stock, for each $25.00 principal amount of Series D Debentures upon conversion, the amount of cash such Holder would have received had such Holder owned a number of shares equal to the Conversion Rate on the Ex-Date for such dividend or distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

If the Company elects to make a dividend or distribution described in this paragraph that has a per share of Common Stock value equal to more than 15% of the Closing Price of the Common Stock on the date preceding the first public announcement for such distribution, the Company shall give notice to Holders at least 50 Business Days prior to the Ex-Date for such dividend or distribution.

(g) If the Company or any of its subsidiaries shall, at any time or from time to time, while any of the Series D Debentures are outstanding, distribute cash or other consideration in respect of a tender offer or exchange offer for Common Stock, where such cash and the value of any such other consideration per share of Common Stock validly tendered or exchanged exceeds the Closing Price of Common Stock on the Trading Day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer (such last date, the “Expiration Date”), then the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Open of Business on the Business Day immediately following the Trading Day immediately following the Expiration Date by a fraction:

(i) the numerator of which will be the sum of (A) the Fair Market Value, as determined by the Board of Directors, of the aggregate consideration payable for all shares of Common Stock that the Company purchases in such tender or exchange offer and (B) the product of the number of shares of Common Stock outstanding, less the number of shares of Common Stock purchased in the relevant tender offer or exchange offer (the “Purchased Shares”), and the Closing Price of Common Stock on the Trading Day immediately following the Expiration Date; and

(ii) the denominator of which will be the product of the number of shares of Common Stock outstanding as of the Expiration Date, including the Purchased Shares, and the Closing Price of Common Stock on the Trading Day immediately following the Expiration Date.

An adjustment, if any, to the Conversion Rate pursuant to this Section 3(g) shall become effective immediately after the Open of Business on the Business Day immediately following the Trading Day immediately following the Expiration Date. In the event that the Company or a subsidiary of the Company is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such tender offer or exchange offer had not been made. If the application of this Section 3(g) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 3(g).

If the Company elects to make a distribution described in this paragraph that has a per share of Common Stock value equal to more than 15% of the Closing Price of the Common Stock on the date preceding the first public announcement of such distribution, the Company shall give notice to Holders at least 50 Business Days prior to the Ex-Date for such distribution.

“Current Market Price” of Common Stock on any day means the average of the Closing Prices of Common Stock for each of the five consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Date with respect to the dividend or distribution requiring such computation.

“Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.

(h) The Board of Directors shall make appropriate adjustments to the Conversion Rate, and the amount of cash and shares of Common Stock, if any, due upon conversion, in its good faith judgment, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Date of the event occurs, during the period beginning on the Conversion Date and ending on the Close of Business on the last Trading Day of the relevant Observation Period.

(i) The Company may make such increases in the Conversion Rate, in addition to those required by Sections 3(a), (b), (c), (d), (e), (f) or (g), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Company from time to time may also increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days, the increase is irrevocable during the period, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall provide to Holders, in the manner set forth in Section 1.02 of the Indenture and through the facilities of DTC, a notice of the increase at least five (5) Business Days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(j) Notwithstanding anything in this Section 3 to the contrary, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided, that (A) any adjustments that by reason of this paragraph (i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and (B) the Company will make any carry forward adjustments to the Conversion Rate not otherwise affected on or prior to the 43rd Scheduled Trading Day immediately preceding _______ and each Trading Day thereafter. All calculations shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share of Common Stock, as the case may be.

(k) No adjustment to the Conversion Rate need be made in the following circumstances:

(i) No adjustment need be made for a transaction or event referred to in Section 3(a), (b), (c), (d). (e), (f) or (g) if Holders participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of Common Stock participate with respect to such transaction or event and on the same terms as holders of Common Stock participate with respect to such transaction or event as if Holders, at such time, held a number of shares of Common Stock equal to the applicable Conversion Rate as of the Ex-Date or Expiration Date, as the case may be, for such transaction or event, multiplied by the principal amount (expressed in integral multiples of $25.00) of Series D Debentures held by such Holder, without having to convert their Series D Debentures;

(ii) No adjustment need be made for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase Common Stock or any such security, except as set forth above in this Section 3;

(iii) No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest;

(iv) No adjustment need be made for a change in the par value or no par value of Common Stock.

(v) To the extent the Series D Debentures become convertible pursuant to Section 2 into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash into which the Series D Debentures are convertible.

(vi) No adjustment need be made for accrued interest.

(l) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holder of each Series D Debenture at his last address appearing on the Series D Debenture register provided for in the Indenture, within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(m) If any of the following events (each, a “Disposition Event”) occurs:

(i) any reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(ii) consolidation, merger, or other combination involving the Company; or

(iii) sale or conveyance to another Person of all or substantially all of the assets of the Company;

in each case, in which holders of outstanding Common Stock would be entitled to receive cash, securities or other property for their shares of Common Stock, if a Holder converts its Series D Debentures on or after the effective date of any such event, the Series D Debentures will be convertible into (A) cash in an amount equal to the portion of the Conversion Obligation that it has elected to settle in cash in accordance with Section 2; and (B) in lieu of shares of Common Stock otherwise deliverable, if any, the same type (in the same proportions) of consideration received by holders of Common Stock in the relevant event (collectively, “Reference Property”). In addition, the amount of cash and Reference Property, if any, Holders will receive will be based on the Daily Settlement Amounts of Reference Property and the Conversion Rate, as described in Section 2.

If a Disposition Event provides the holders of Common Stock with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of Common Stock upon the occurrence of such event.

Upon the occurrence of a Disposition Event, the Company or the successor or purchasing individual, corporation, partnership, limited liability company, association, trust or other entity, including a government or political subdivision or an agency or instrumentality thereof (a “Person”), as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) permitted under Section 10.01 of the Indenture providing for the conversion and settlement of the Series D Debentures as set forth herein. Such supplemental indenture shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. If, in the case of any Disposition Event, the Reference Property includes shares of stock or other securities and assets of a Person other than the successor or purchasing Person, as the case may be, in such reclassification, consolidation, merger, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Series D Debentures as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing, including to the extent required by the Board of Directors and practicable the provisions providing for the repurchase rights set forth in Section 6 herein.

In the event the Company shall execute a supplemental indenture pursuant to this Section 3(m), the Company shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise the Reference Property after any such Disposition Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with.

The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder of Series D Debentures, at its address appearing on the Security Register for the Series D Debentures, within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture. The above provisions shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

(n) The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of the Series D Debentures from time to time as such Series D Debentures are presented for conversion. Before taking any action which would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Series D Debentures, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Rate. The Company covenants that all shares of Common Stock which may be issued upon conversion of Series D Debentures will upon issue be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof. The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Series D Debentures hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company will in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the Securities and Exchange Commission (or any successor thereto), secure such registration or approval, as the case may be.

(o) The Company further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series D Debentures; provided, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of the Series D Debentures into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series D Debentures in accordance with the requirements of such exchange or automated quotation system at such time.

(p) If (i) the Company shall declare a dividend (or any other distribution) on its Common Stock that would require an adjustment in the Conversion Rate, (ii) the Company shall authorize the granting to the holders of all or substantially all of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; (iii)

there shall be any reclassification or reorganization of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or (iv) there shall be the voluntary or involuntary dissolution, liquidation or winding up of the Company; the Company shall notify Holders in the manner set forth in Section 1.02 of the Indenture and through the facilities of DTC, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (x) the payment or delivery date for such dividend, distribution or rights or warrants, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

(q) Each share of Common Stock issued upon conversion of Series D Debentures pursuant to Section 2 shall be entitled to receive the appropriate number of rights (“Rights”), if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any future rights plan (i.e., a poison pill) adopted by the Company, as the same may be amended form time to time (a “Share Holders Rights Plan”). Upon conversion of the Series D Debentures, a Holder will receive, in addition to any Common Stock received in connection with such conversion, the Rights under the Share Holders Rights Plan, unless prior to any conversion, the Rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of Common Stock, shares of Capital Stock, assets, debt securities or certain rights to purchase securities of the Company as described in the first adjustment formula in Section 3(d), subject to readjustment in the event of the expiration, termination or redemption of such Rights. Any distribution of Rights pursuant to a Share Holders Rights Plan that would allow a Holder to receive upon conversion, in addition to shares of Common Stock, the Rights described therein (unless such Rights have separated from Common Stock) shall not constitute a distribution of Rights that would entitle the Holder to an adjustment to the Conversion Rate.

Section 4. Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change

(a) If, after the date hereof and on or prior to the second Business Day immediately preceding June 1, 2009, a “Make-Whole Fundamental Change,” which means:

(i) any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

(ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable), other than the Company or any majority-owned subsidiary of the Company or any employee benefit plan of the Company or such subsidiary, becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock then outstanding entitled to vote generally in elections of the Company’s directors, occurs, and a Holder elects to convert its Series D Debentures in connection with such Make-Whole Fundamental Change, the Company will, under certain circumstances, increase the Conversion Rate for the Series D Debentures so surrendered for conversion by a number of additional shares of Common Stock (the “Make-Whole Shares”), as determined in this Section 4 below. A conversion of Series D Debentures will be deemed for these purposes to be “in connection with” a Make-Whole Fundamental Change if the notice of conversion of the Series D Debentures is received by the Conversion Agent from, and including, the Effective Date (as defined below) of the Make-Whole Fundamental Change up to, and including, the 45th calendar day immediately following the Effective Date of such Make-Whole Fundamental Change (or, in the case of an event that also constitutes a Fundamental Change, the Fundamental Change Repurchase Date for such Fundamental Change).

If the Company fails to notify Holders as required by Section 1(e) of the effective date of any Make-Whole Fundamental Change within 15 calendar days of such effective date, the period during which Holders may surrender their Series D Debentures for conversion and receive the relevant Make-Whole Shares will be extended by the number of days that such notification is delayed or not otherwise provided to Holders beyond the specified notice deadline.

(b) The number of Make-Whole Shares will be determined by reference to the table below and is based on the date on which such Make-Whole Fundamental Change becomes effective (the “Effective Date”) and the price paid per share of Common Stock in the Make-Whole Fundamental Change (in the case of a Make-Whole Fundamental Change described in clause (a) of the definition of Make-Whole Fundamental Change, in which holders of Common Stock receive only cash) or in the case of any other Make-Whole Fundamental Change, the average of the Closing Prices per share of Common Stock over the five Trading Day period ending on the Trading Day preceding the Effective Date of such Make-Whole Fundamental Change (the “Stock Price”).

(c) The Stock Prices set forth in the top row of the table below will be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Stock Prices will equal the Stock Prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment, and the denominator of which is the Conversion Rate as so adjusted. In addition, the number of Make-Whole Shares will be subject to adjustment in the same manner as the Conversion Rate as set forth in Section 3(a) through Section 3(g).

[Table to reflect pricing terms]

If the exact Stock Price and Effective Date is not set forth in the table, then (i) if the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the Make-Whole Shares issued upon conversion of the Series D Debentures will be determined by a straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Stock Prices and/or the earlier and later Effective Dates in the table, as applicable, based on a 365-day year, (ii) if the Stock Price is in excess of $_______ per share of Common Stock (subject to adjustment in the same manner as the Stock Prices set forth in the table above), no Make-Whole Shares will be issued upon conversion of the Series D Debentures; and (iii) if the Stock Price is less than $_______ per share of Common Stock (subject to adjustment in the same manner as the Stock Prices set forth in the table above), no Make-Whole Shares will be issued upon conversion of the Series D Debentures.

In no circumstances shall the Conversion Rate of the Series D Debentures as adjusted pursuant to this Section 4 exceed _______ per $25.00 principal amount of Series D Debentures, subject to adjustment in the same manner as the Conversion Rate as set forth in Section 3.

Section 5. Redemption.

The Series D Debentures will not be redeemable at the Company’s option.

Section 6. Repurchase Of Series D Debentures Upon A Fundamental Change.

(a) If there shall occur a Fundamental Change (as defined below) at any time prior to _______, then each Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Series D Debentures, or any portion thereof that is an integral multiple of $25.00 principal amount, for cash on the date (the “Fundamental Change Repurchase Date”) that is thirty (30) days after the date the Company provides the Fundamental Change Notice (as defined below) (or, if such 30th day is not a Business Day, the next succeeding Business Day) for cash at a repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date; provided, however, that if such Fundamental Change Repurchase Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, then the full amount of accrued and unpaid interest, if any, payable on such Interest Payment Date shall be paid to the Holders of record of the Series D Debentures at the Close of Business on the corresponding Record Date (which may or may not be the same person to whom the Company will pay the Fundamental Change Repurchase Price) and the Fundamental Change Repurchase Price shall equal 100% of the principal amount of Series D Debentures to be repurchased.

(b) A “Fundamental Change” of the Company is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, but only if such transaction or event also includes either of the following: (i) the filing by any person, including the Company’s Affiliates (as defined below) and associates, other than the Company and its employee benefit plans, of a Schedule 13D or Schedule TO, or any successor schedule, form or report, under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the voting power of the Common Stock or other Capital Stock into which the Common Stock is reclassified or exchanged; or (ii) the consummation of any share exchange, consolidation or merger pursuant to which the Common Stock would be converted to cash, securities or other property, other than any share exchange, consolidation or merger of the Company in which the holders of Common Stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(c) The Company will make payment of the Fundamental Change Repurchase Price on the later of the Fundamental Change Repurchase Date and the time of book-entry transfer or delivery of the Series D Debentures.

(d) On or before the fifteenth day after the occurrence of a Fundamental Change, the Company or at its written request (which must be received by the Trustee at least five (5) Business Days prior to the date the Trustee is requested to give notice as described below, unless the Trustee shall agree in writing to a shorter period) the Trustee, in the name of and at the expense of the Company, shall mail or cause to be mailed to all Holders of record on the date of the Fundamental Change a notice (the “Fundamental Change Notice”) of the occurrence of such Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. If the Company shall give such notice, the Company shall also deliver a copy of the Fundamental Change Notice to the Trustee at such time as it is mailed to Holders.

(e) Each Fundamental Change Notice shall include a form of Option to Elect Repayment Upon A Fundamental Change, a form of which comprises part of this Global Security, and shall specify the circumstances constituting the Fundamental Change, the Fundamental Change Repurchase Date, the Fundamental Change Repurchase Price, that the Holder must exercise the repurchase right on or before the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Time”), a description of the procedure which a Holder must follow to exercise such repurchase right and to withdraw any surrendered Series D Debentures, the place or places where the Holder is to surrender such Holder’s Series D Debentures, the amount of interest accrued on each $25.00 principal amount of the Series D Debentures to the Fundamental Change Repurchase Date and the “CUSIP” number or numbers of the Series D Debentures (if then generally in use). No failure of the Company or its successor to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Series D Debentures pursuant to this Section 6.

(f) For a Series D Debenture to be so repurchased at the option of the Holder, the Paying Agent must receive such Series D Debenture with the form entitled “Option to Elect Repayment Upon A Fundamental Change” on the reverse thereof duly completed, together with such Series D Debentures duly endorsed for transfer, on or before the Fundamental Change Expiration Time. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Series D Debenture for repayment shall be determined by the Company, whose determination shall be final and binding absent manifest error.

(g) Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Option to Elect Repayment Upon a Fundamental Change shall have the right to withdraw such Option to Elect Repayment Upon a Fundamental Change at any time up to the Close of Business on the Business Day prior to the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal (a “Withdrawal Notice”) to the Paying Agent. The Paying Agent shall promptly notify the Company of the receipt by it of any Option to Elect Repayment Upon a Fundamental Change or Withdrawal Notice. The Withdrawal Notice shall state: (i) the principal amount of Series D Debentures withdrawn (which must be in an amount of $25.00 or a integral multiple thereof); (ii) the certificate numbers of the withdrawn Series D Debentures or evidence compliance with the appropriate Depository procedures if certificated Series D Debentures have not been issued; and (iii) the principal amount, if any, of Series D Debentures that remains subject to the “Option to Elect Repayment Upon a Fundamental Change.”

(h) The Company and its successor shall comply with any tender offer rules under the Exchange Act that may be applicable in connection with the repurchase rights of the Holders of Series D Debentures in the event of a Fundamental Change.

(i) The Company shall not repurchase any Series D Debentures in the event of a Fundamental Change if the principal amount of the Series D Debentures has been accelerated (other than as a result of a failure to pay the relevant Fundamental Change Repurchase Price), and such acceleration has not been rescinded on or prior to the Fundamental Change Repurchase Date.

(j) Prior to 10:00 a.m. (New York City Time) on the Fundamental Change Repurchase Date, the Company or its successor shall deposit with the Trustee or with the Paying Agent an amount of cash (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Series D Debentures or portions thereof that are to be purchased as of the Fundamental Change Repurchase Date. If prior to 10:00 a.m. (New York City Time) on the Fundamental Change Repurchase Date the Trustee or Paying Agent holds an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price of the Series D Debentures that are to be so repurchased, then, on and after the Fundamental Change Repurchase Date (i) the Series D Debentures to be repurchased will cease to be outstanding; (ii) interest on such Series D Debentures will cease to accrue; and (iii) all other rights of the Holders with respect to such Series D Debentures will terminate, other than the right to receive the Fundamental Change Repurchase Price upon delivery of the Series D Debentures. This will be the case whether or not book-entry transfer of the Series D Debentures has been made or the Series D Debentures have been delivered to the Paying Agent.

(k) Any certificated Series D Debenture that is to be repurchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company, its successor or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company or its successor shall execute and the Trustee shall authenticate and deliver to the Holder of such Series D Debenture, without any service charge, a new Series D Debenture or Series D Debentures, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Series D Debenture so surrendered which is not purchased.

(l) The Trustee and the Paying Agent shall return to the Company or its successor any cash that remains unclaimed, together with interest, if any, thereon, held by them for the payment of the Fundamental Change Repurchase Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Company or its successor exceeds the aggregate Fundamental Change Repurchase Price of the Series D Debentures or portions thereof which the Company or its successor is obligated to purchase as of the Fundamental Change Repurchase Date then, unless otherwise agreed in writing with the Company or its successor, promptly after the Business Day following the Fundamental Change Repurchase Date the Trustee shall return any such excess to the Company.

Section 7. Events of Default

In case an Event of Default, as defined in the Indenture and as supplemented by this Section 7, with respect to the Series D Debentures shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

In addition to the Events of Default set forth in the Indenture, each of the following (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall constitute an Event of Default with respect to the Series D Debentures: (i) default in the issuance of a Fundamental Change Notice, and such default continues for a period of (A) five Business Days (in the case of a Fundamental Change, the occurrence of which is not publicly announced) or (B) five Business Days after written notice of such default has been provided to the Company by the Trustee or a Holder of, or a holder of a beneficial interest in, Series D Debentures (in the case of a Fundamental Change, the occurrence of which is publicly announced); (ii) failure to issue any notice pursuant to Section 1(d) or Section 1(e) during the time periods described in such Sections, which failure continues for a period of (A) five Business Days (in the case of any such transaction or event, the occurrence of which is not publicly announced) or (B) five Business Days after written notice of such failure has been provided to the Company by the Trustee or a Holder of, or a holder of a beneficial interest in, Series D Debentures (in the case of any such transaction or event, the occurrence of which is publicly announced); or (iii) failure to comply with the obligation to convert the Series D Debentures into cash and shares of Common Stock, if any, as required by Section 2.

Section 8. Registration, Transfer, Governing Law.

Upon due presentment for registration of transfer of this Global Security at the office or agency designated and maintained by the Company for such purpose in The Borough of Manhattan, The City of New York, pursuant to the provisions of the Indenture, a new Global Security for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the Holder in whose name this Global Security is registered as the absolute owner of this Global Security (whether or not this Global Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and subject to the provisions contained herein, interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Series D Debenture, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

This Global Security is governed by the laws of the State of New York.

Terms used herein without definition which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Global Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

For the avoidance of doubt, in the event of any inconsistency between this Section 8 and the Indenture, the Indenture shall govern to the extent of such inconsistency.

WITNESS THE SEAL OF THE COMPANY AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

Dated:	GENERAL MOTORS CORPORATION

By:
Name: Frederick A. Henderson
Title: Vice Chairman and Chief Financial Officer

[SEAL]

By:
Name: Martin I. Darvick
Title: Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE SECURITIES OF THE SERIES DESIGNATED THEREIN REFERRED TO IN THE WITHIN-MENTIONED INDENTURE.

WILMINGTON TRUST COMPANY, AS SUCCESSOR TRUSTEE,

By:
Authorized Agent

FOR VALUE RECEIVED the undersigned hereby sells,

assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Please print or typewrite name and address including postal zip code of assignee

______________________________________________________________the within Global Security of GENERAL MOTORS CORPORATION and hereby irrevocably constitutes and appoints

______________________________________________________________attorney to transfer said Global Security on the books of the within-named Company, with full power of substitution in the premises.

Dated:___________________________

SIGN HERE

NOTICE: THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE GUARANTEED

CONVERSION NOTICE

To convert this Global Security into cash and Common Stock, if any, as described in Section 2 hereof, check the box  ☐

To convert only part of this Global Security, state the principal amount to be converted (which must be $25.00 or an integral multiple of $25.00):

If you want the stock certificate made out in another person’s name fill in the form below:

________________________________________________________________________________

________________________________________________________________________________

(Insert the other person’s soc. sec. tax ID no.)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

(Print or type other person’s name, address and zip code)

________________________________________________________________________________

Date: ________________ Your Signature: _____________________________________________

________________________________________________________________________________

(Sign exactly as your name appears on the other side of this Global Security) Signature Guaranteed

________________________________________________________________________________

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

OPTION TO ELECT REPURCHASE UPON A FUNDAMENTAL CHANGE

TO:	GENERAL MOTORS CORPORATION

WILMINGTON TRUST COMPANY, AS SUCCESSOR TRUSTEE

The undersigned registered owner of this Series D Debenture hereby irrevocably acknowledges receipt of a notice from General Motors Corporation (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to repay the entire principal amount of this Series D Debenture in cash, or the portion thereof (which is $25.00 or an integral multiple thereof) below designated, in accordance with the terms of this Series D Debenture at the Fundamental Change Repurchase Price, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Series D Debenture. The Series D Debentures shall be purchased by the Company as of the Fundamental Change Repurchase Date pursuant to the terms and conditions specified in the Series D Debenture.

Dated: ________________________

Signature(s): ________________________

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Series D Debenture in every particular without alteration or enlargement or any change whatever.

Certificate Number (if applicable): ________________________

Principal amount to be repaid (if less than all): ________________________

Social Security or Other Taxpayer Identification Number: ________________________

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Global Security is _________________ ($_______). The following increases or decreases in part of this Global Security have been made:

Date	Amount of Increase in Principal Amount of this Global Security	Amount of Decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following such Increase or Decrease	Signature of Authorized Officer or Trustee